SECURITY EQUITY FUND
FILE NO. 811-1136
CIK NO. 0000088525

ITEM NO. 77M - MERGERS

Effective  August 26,  2002,  pursuant to the approval of the Board of Directors and the  affected  Shareholders,  the  Equity  Series of  Security  Equity  Fund
acquired  all of the  assets  and  liabilities  of the  Total  Return  Series of
Security Equity Fund, solely in exchange for shares of Equity Series.